Exhibit 10.25

August 22, 2006

Mr. Joseph S. Johnson

TRANSMITTED VIA E-MAIL

Dear Mr. Johnson:

This letter is to confirm an agreement reached between you and SmartVideo™ Technologies, Inc. (“SmartVideo” or “the Company”) with regard to an $80,000 loan which you made to the Company for the funding of Zio Interactive games, as well as certain consulting services provided to the Company.

Specifically, you and the Company have agreed that as full and final payment for the above-specified items, the Company will issue you 60,000 shares of common stock. In consideration for the Company’s issuing such stock, you agree as follows:

(1)
To hereby irrevocably release SmartVideo and each of the owners, stockholders, predecessors, successors, directors, officers, employees, representatives, attorneys, subsidiaries and affiliates (and agents, directors, officers, employees, representatives and attorneys of such subsidiaries and affiliates) of SmartVideo, and all persons acting by, through, under or in concert with them, including without limitation, Michael Criden, Justin A. Stanley, Glenn Singer, Richard Bennett and Ron Warren (collectively the "Releasees"), from any and all charges, claims, liabilities, agreements, damages, causes of action, suits, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, know or unknown, including, but not limited to, any claim of breach of fiduciary duty, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any federal, state or other governmental statute, regulation or ordinance ("Claim" or "Claims"), which you now have, or claim to have, or which you at any time hereinafter may have or claim to have, against each or any of the Releasees occurring up to and including the date on which this agreement is signed by you.

(2)
Not to institute or participate in any way in anyone else's actions against any of the Releasees with respect to any Claim released herein, except as required by any subpoena, court order, or other compulsory process.

This agreement sets forth the complete and exclusive statement of the terms of the agreement between you and SmartVideo and fully supersedes any and all prior agreements or understandings between us pertaining to the subject matter hereof. This agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to any principles of conflicts of laws, and may be specifically enforced, and injunctive relief may be granted to prevent a breach of the agreement since there is no adequate remedy at law. The prevailing party in any proceeding brought to obtain specific performance or injunctive relief pursuant to this agreement shall be entitled to an award of its reasonable costs and expenses, including, without limitation, attorneys' fees.

EACH OF THE UNDERSIGNED PARTIES ACKNOWLEDGES AND AGREES THAT SUCH PARTY HAS PARTICIPATED IN THE NEGOTIATION OF AND CAREFULLY READ EACH OF THE TERMS AND PROVISIONS OF THIS AGREEMENT AND UNDERSTANDS ITS CONTENTS, AND THAT SUCH PARTY EXECUTED THIS AGREEMENT AS SUCH PARTY'S OWN FREE ACT AND DEED.

Executed this 22nd day of August, 2006 by and between:

SmartVideo™ Technologies, Inc.

By: /s/ David Ross

Its: President

/s/ Joseph S. Johnson
Joseph S. Johnson